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                                                                  EXHIBIT 99.7
                              COMPANY PRESS RELEASE

                              SOURCE: ALPHARMA INC.

           ALPHARMA AND ASCENT PEDIATRICS ANNOUNCE STRATEGIC ALLIANCE

         ALPHARMA TO INVEST UP TO $40 MILLION AND HOLD OPTION TO ACQUIRE
                               ASCENT PEDIATRICS

FORT LEE, N.J., Feb. 16 /PRNewswire/ -- Alpharma Inc. (NYSE: ALO) and Ascent Pediatrics, Inc. (Nasdaq: ASCT) announced today that they have entered into agreements creating a strategic alliance. Under these agreements, Alpharma, through its subsidiary, Alpharma USPD Inc., will provide up to $40 million in financing to Ascent through a convertible subordinated note due 2005. Up to $12 million of the proceeds can be used for general corporate purposes, with $28 million reserved for projects intended to enhance growth of the company.

In addition, Ascent and Alpharma have entered into an agreement under which Alpharma will have the option during the first half of year 2002 to acquire all of the then outstanding shares of Ascent for cash at a price to be determined by an earnings-based formula. The agreement and other related transactions, including the authorization of the purchase option, are subject to the approval of Ascent's stockholders at a meeting expected to be held in the second quarter of 1999. Also, Thomas L. Anderson, President of Alpharma's U.S. Pharmaceuticals Division, will be appointed as a member of Ascent's Board of Directors.

Ascent, with approximately $5 million in revenues, is dedicated exclusively to providing branded pharmaceutical products to the pediatric market, a market estimated to be over $4 billion in 1998. Ascent's strategy is to address the unmet needs of children through the development of differentiated, proprietary products based on approved compounds with well-known clinical profiles and to utilize its specialized sales force to leverage products from other larger pharmaceutical companies that are not focused on the pediatric market. Ascent currently has a national presence through its 87 sales representatives calling on pediatricians.

Ascent currently markets its FeverAll(R) Acetaminophen Suppositories and Pediamist(R) Nasal Mist. Ascent also expects to launch in the second half of 1999, subject to FDA approval, two new products: Primsol(R) solution, an antibiotic for acute otitis media, and Orapred(R), an improved tasting formulation of liquid prednisolone sodium phosphate, used to treat asthma.

Tom Anderson, President of Alpharma's U.S. Pharmaceuticals Division (USPD), commented, "We are very pleased to announce this strategic alliance with Ascent Pediatrics. It represents a key step in executing our strategy of complementing USPD's specialty generic pharmaceuticals with higher margin branded products. Alpharma is the leading provider of liquid and topical pharmaceuticals, and many of our current products have pediatric applications. This relationship could potentially provide access to Ascent's value-added proprietary technologies, particularly in taste masking and extended release, which could then be incorporated into Alpharma USPD's future product development initiatives. Finally, Alpharma's capabilities in manufacturing and distribution may enhance Ascent's efforts in the areas of cost competitiveness and customer service."
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"We are excited about the prospects of this strategic alliance with Alpharma,"
commented Dr. Emmett Clemente, Founder and Chairman of Ascent. "We expect that the resources made available by Alpharma will allow Ascent to significantly enhance its avenues for growth in an effort to offer additional improved pediatric products in the future."

"As the only pharmaceutical sales force dedicated exclusively to pediatricians, our organization can become an important resource to Alpharma. We have an excellent track record and a top quality sales organization," commented Alan Fox, President and Chief Executive Officer of Ascent.

Alpharma's option to acquire Ascent for cash in 2002 is at the higher of $140 million or a price equal to 12.2 times Ascent's 2001 pre-tax operating income, subject to certain adjustments as set forth in the agreement. The $40.0 million financing from Alpharma will be in the form of 7.5% subordinated notes due 2005. If Alpharma does not exercise its 2002 purchase option, Ascent will be required to repay the debt in installments from 2004 into 2005. Ascent will also have the right to repurchase such debt following the expiration of the purchase option at 125% of principal plus accrued interest. If this right is not exercised, the debt becomes convertible into shares of Ascent common stock at $7.125 per share.

"An essential element of Alpharma's growth strategy is to build upon our market leadership positions in growing markets, such as pediatrics, by developing, acquiring and promoting specialty products. Maximizing opportunities to drive revenue growth and enhance profitability will ultimately create greater shareholder value, which is our primary goal at Alpharma. We believe this alliance with Ascent Pediatrics represents exactly the type of opportunity we look for and will provide substantial benefits to our U.S. Pharmaceuticals Division," said Gert W. Munthe, President and Chief Operating Officer of Alpharma Inc.

Alpharma Inc. (NYSE: ALO) is a multinational pharmaceutical company that develops, manufactures and markets specialty human pharmaceutical and animal health products. Alpharma is the largest manufacturer of generic liquid and topical pharmaceuticals in the U.S., one of the largest manufacturers of generic pharmaceuticals in the United Kingdom and has an established and growing market position in international finished pharmaceuticals. Alpharma is among the world's largest producers of important specialty antibiotics, and is internationally recognized as a leading provider of animal health feed additives for poultry and livestock, and vaccines for farmed fish.

Note: Statements made in this press release include forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10K for the year ended December 31, 1997 and Form 10Q for the quarter ended September 30, 1998.

All Alpharma press releases may also be accessed on the Company's website at http://www.alpharma.com.